EXHIBIT 21
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NAME OF SUBSIDIARY                       STATE OF INCORPORATION
Excel Corporation                          Indiana

Excel Industries of Michigan, Inc.         Michigan

Excel Global, Inc.                         Barbados

Excel of Tennessee L.P.                    Tennessee

X.E. Co                                    Michigan

Anderson Industries, Inc.                  Illinois

Atwood Industries, Inc.                    Illinois

Atwood Mobile Products, SRL                Italy

Autopartes Excel De Mexico                 Mexico

Atwood Automotive                          Michigan

Hydro Flame Corporation                    Utah

Mark I Molded Plastics, Inc.               Michigan

Mark I Molded Plastics of Tennessee, Inc.  Tennessee

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